Exhibit 99.1

ANNUAL SERVICER’S CERTIFICATE

SAKS INCORPORATED

The undersigned, a duly authorized representative of Saks Incorporated, as Servicer, pursuant to the Master Pooling and Servicing Agreement dated as of August 21, 1997, as amended, (the “Pooling and Servicing Agreement”), between Saks Credit Corporation, as Transferor, Saks Incorporated, as Servicer and Wells Fargo Bank Minnesota, National Association, as Trustee, does hereby certify that:

1.    Capitalized terms used but not defined in this Annual Servicer’s Certificate have their respective meanings set forth in the Pooling and Servicing Agreement.

2.    As of the date hereof, Saks Incorporated is the Servicer under the Pooling and Servicing Agreement

3.    The undersigned is duly authorized pursuant to the Pooling and Servicing Agreement to execute and deliver this Officer’s Certificate to the Trustee.

4.    This Officer’s Certificate is delivered pursuant to Section 3.5 of the Pooling and Servicing Agreement.

5.    A review of the activities of the Servicer during the year ended December 31, 2001 and of its performance under the Pooling and Servicing Agreement was made under my supervision.

6.    Based on such review, to the best of my knowledge, the Servicer has fully performed all its obligations under the Pooling and Servicing Agreement throughout such calendar year and no event which, with the giving of notice or passage of time or both, would constitute a Servicer Default has occurred or is continuing except as set forth in paragraph 7 below.

7.    The following is a description of each Servicer Default under the provisions of the Pooling and Servicing Agreement known to me to have been made during the year ended December 31, 2001 which sets forth in detail (i) the nature of each such Servicer Default, (ii) the action taken by the Servicer, if any, to remedy each such Servicer Default and (iii) the current status of each such Servicer Default:

N/A

IN WITNESS WHEREOF, the undersigned, a duly authorized Servicing Officer of the Servicer, has duly executed this Officer’s Certificate this 27th day of June, 2002.

SAKS INCORPORATED, as Servicer

By:	/s/ SCOTT A. HONNOLD
Scott A. Honnold Vice President and Treasurer